Exhibit 10.19
November 8, 2023

Re: Status Change – Notice of Promotion & Salary Change

Dear Harminder:

We are pleased to inform you of your promotion to the position of CFO in the Finance and Human Resources department effective November 8, 2023. This position will continue to report to Dinakar Munagala, CEO. Your annual salary will be $275,000.00, a salary increase of $25,000.00 or 10% per annum.

Additionally, if you are terminated you will receive one (1) year of your salary and 50% of your equity will immediately vest.

Should you have any questions regarding this promotion, please feel free to reach out to your manager or to Human Resources.

We are confident the skills and talent you bring will greatly assist Blaize in achieving its goals. Congratulations and thank you for your ongoing efforts.

Sincerely,

/s/ Amber Gibson-Mora

Amber Gibson-Mora
Interim Global Head of HR

Acknowledgment

/s/ Harminder Sehmi                    11/8/2023
Harminder Sehmi Date